Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 1st day of August, 2003 (the “Effective Date”), by and between Precis, Inc. (the “Company”), an Oklahoma corporation, and Judith Henkels, an individual (the “Executive”) (the Company and the Executive are collectively referred to as the “parties” or are individually referred to as the “party”).

RECITALS

WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued employment; and

WHEREAS, the Executive is a key management employee of the Company and is presently making and is expected to continue making substantial contributions to the Company; and

WHEREAS, it is in the best interests of the Company and its shareholders to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement dated June 8, 2001(“Prior Agreement”); and

WHEREAS, this Agreement shall be considered as a complete amendment and restatement of the Prior Agreement; and

WHEREAS, the Company desires to induce the Executive to remain in the employ of the Company by providing to the Executive additional amounts of compensation and severance benefits; and

WHEREAS, the Executive is willing to remain in the employ to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.             Term.  The Company shall employ the Executive for a period of three years commencing on the date hereof (the “Initial Term”), unless such employment shall be terminated earlier as provided in this Agreement.  The employment of the Executive shall continue after the Initial Term for successive periods of one year duration on the same terms and conditions contained herein, until terminated in accordance with the terms of this Agreement (the Initial Term and the Extended Term are referred to as the “Term”).

2.             Nature of Services; Employment; Duties; Employment Evaluations.

2.1          Executive Services.  The Company hereby employs the Executive for the Term as the Chief Executive Officer and President, and the Executive shall perform reasonable services as may, from time to time, be prescribed and directed by the Board of Directors of the Company.  The Executive hereby accepts employment and agrees to perform such duties and undertake such responsibilities as are customarily performed by others holding executive officer positions similar to that held by and assigned to the Executive in similar businesses, subject to the general and customary supervision of the Company’s Board of Directors.  Notwithstanding anything contained herein to the contrary, the  position and duties of the Executive shall be as from time to time designated by the Company’s Board of Directors.

2.2          Compliance with Policies and Code of Conduct.  During the Term, the Executive agrees to serve the Company fully, diligently and competently, and to the best of the Executive’s ability, experience and talent, in conformity with the policies and code of conduct of the Company, in effect and as may be adopted, modified, expanded or contracted from time to time.

2.3          Place of Performance; Support Facilities.  The principal places of employment of the  Executive shall be at the Company’s principal executive offices in Grand Prairie, Texas or within the Dallas/Ft. Worth area and the principal executive offices of the Company.  In performing the duties and fulfilling the responsibilities to be performed and fulfilled by the Executive under this Agreement, the Executive shall be provided by the Company with reasonable facilities, services, and support.

2.4          Devotion of Full Time and Attention; Conflicts of Interest.  The Executive agrees, during the Term, to devote the Executive’s best efforts on a full-time basis to the performance of the duties and responsibilities assigned to the Executive pursuant to this Agreement or otherwise.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its stockholders, and to do no act that would injure the Company’s business, its interests, or its reputation.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its affiliates, involves a possible conflict of interest.  In keeping with the Executive’s fiduciary duties to the Company and its stockholders, Executive agrees that Executive will not knowingly become involved in a conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue.  Moreover, Executive agrees that Executive shall disclose to or discuss with the Company’s General Counsel any facts or circumstances that might involve such a conflict of interest that has not been disclosed in writing to and approved by the Company’s Board of Directors.  The Executive shall not, without the prior written disclosure to and consent of the Company’s Board of Directors, directly or indirectly, render services of a business, professional or commercial nature to or for the Executive’s own account or any other person, firm or entity that engages in any other business or activity, whether or not competitive with that of the Company or any affiliate of the Company.

2.5                               Resolution of Conflicts of Interest.  The Executive and the Company recognize that it is difficult and possibly impossible to provide an exhaustive list of actions or interests that constitute a ‘conflict of interest.” Moreover, the Executive and the Company recognize that there are many borderline situations.  In some instances, full disclosure of facts by the Executive to the Company’s General Counsel may be all that is necessary to enable Company or its affiliate to protect its interests.  In others, if no improper motivation appears to exist and the interests of the Company or its affiliate have not suffered, prompt elimination of the outside interest causing the conflict of interest will suffice.  In still others, it may be necessary for the Company to terminate the employment relationship.  The Company and Executive agree that the Company’s Board of Director’s determination of whether a conflict of interest exists will be conclusive.  The Company reserves the right to take such action as, in its judgment, will end the conflict.  The Company’s termination of the employment relationship solely because the Executive violates this Section 2.5 shall be a Voluntary Termination for purposes of this Agreement.

At the end of each calendar year, the Executive must report to the Company’s Board of Directors all of their and their spouse’s investment holdings.

2.6          Annual Review.  On or about the first day of January, 2004, and on or about the last day of each year thereafter during the Term, the Compensation Committee of Company’s Board of Directors shall evaluate the performance of the Executive under and consistent with this Agreement and, in that connection, meet with and discuss any such performance evaluation and the services of the Executive under this Agreement with the Executive.

2.7          Affiliate Office and Director Positions.  During the Term, the Executive may be nominated for election or appointed to serve as a  director or officer of the Company’s subsidiaries as determined in the sole discretion of the Company’s Board of Directors.

3.             Compensation.  The Executive shall be entitled to compensation for any and all services performed under this Agreement except as may be otherwise agreed to in writing, by the parties, from the Effective Date through the 31st day of July, 2006 of $180,000 per year inclusive of any directors fees that the Executive may be entitled for services as a director of the Company or any of its subsidiaries or affiliates), payable in semi-monthly installments in arrears, in cash or cash equivalents in each month that this Agreement is in effect (the “Base Salary”), less, in any case, any deductions or withholdings required by law.  The Base Salary, in the event that this Agreement shall not be terminated, shall be reviewed at least annually and may be increased consistent with generally salary increases for the Company’s executive employees or as appropriate in light of the performance of the Company or the Executive.  At a minimum, annual Base Salary increases for the Executive will not be less than 7.5% of the prior year’s Base Salary.

4.             Other Benefits, Bonus and Incentive Compensation.

4.1                               Annual Incentive and Bonus.  The Executive shall be eligible for annual incentives and bonuses.  Incentives and bonuses distributed to an officer or to an executive of the Company shall be in the sole discretion of the Compensation Committee of the Company’s Board of Directors and in accordance with the benefits, bonus and incentive plan adopted by the Compensation Committee of the Company’s Board of Directors.  Other incentives and bonuses related to Executive’s responsibilities as Chief Executive Officer and President of the Company shall be awarded and paid at the sole discretion of the Compensation Committee of the Company’s Board of Directors.

In the event that the Company makes acquisitions outside the ordinary course of business of the Company, directly or indirectly, during the Term, the Bonus shall be determined as if such acquisitions had not taken place or, alternatively, the Company’s Compensation Committee in its sole discretion shall adjust the Bonus.

4.2                               Expense Reimbursement.  The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement; provided, however, that the Executive must furnish to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures.

4.3                               Fringe Benefits; Plan Participation.  The Executive shall be entitled to such fringe benefits as may be provided from time to time by the Company to other senior officers of the Company, including, but not limited to, medical and insurance benefits and 401(k) and medical savings account plans.  The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time-to-time, in incentive, bonus, benefit or similar plans, including without limitation the Company’s 1999 Stock Option Plan, any other stock option, bonus or other equity ownership plan in which employees are eligible to participate, any incentive bonus plan and any other bonus, pension or profit sharing plans established and maintained by the Company.  The Executive’s participation in such plans shall be at such levels of participation as the Compensation Committee may determine in its reasonable discretion based upon the Executive’s responsibilities and performance and, when applicable, the Company’s past compensation practices.  Compensation and other benefits granted under such plans will be subject to the actual provisions and conditions applicable to such plans.  The Company shall not by reason of this Agreement be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to employees eligible generally to participate or receive benefits under the program or plan.

4.4                               Company Automobile.  During the Terms, the Company shall provide an automobile for the Executive’s business and personal use, or an automobile allowance of $650 per month as determined in the sole discretion of the Executive.  Approval by the Company’s Board of Directors of the automobile provided to the Executive is not required.  However, the automobile purchase price must be considered reasonable in nature.  The automobile, if provided, will be a new automobile and will be replaced after two years of use.  The Executive reserves the right to purchase the automobile from the Company at the end of the two-year period at the then net book value as defined under generally accepted accounting principles.  The Company will provide without cost to the Executive insurance as required by applicable state law on the automobile.

In the event of a Change of Control, the Executive is entitled to purchase the automobile at the then net book value as defined under generally accepted accounting principles.

4.5                               Vacation and Leave; Holidays.  During the Term, Executive shall be entitled to take (i) four weeks of vacation leave with pay (at the Executive’s Base Salary at the time such vacation leave is taken) during each 12-month period of the Term commensurate with Executive’s executive office position or positions with the Company, and (ii) reasonable periods of sick leave with pay (at the Executive’s Base Salary at the time such sick leave is taken) commensurate with Executive’s executive officer position or positions with the Company, in accordance with Company policy as established by the Board of Directors.  Any annual vacation leave not taken by the Executive during a 12-month period shall not accumulate to following periods.   The Executive is not entitled to elect vacation compensation for any unused vacation.

4.6          Employment Termination.  In the event of Termination (as defined below) of the Executive’s employment with the Company, the Company shall pay or provide the following:

4.6.1                     Lump Sum Payment of Base Salary.  The Company shall pay to the Executive in a lump sum an amount equal to the Base Salary payable in accordance with and pursuant to Section 3 for the remaining Term or following 36 months, whichever shall be the longer, to which the Executive would have been entitled if the Executive had remained in the employ of the Company for the remainder of unexpired portion of the Term or the 36-month period.    The lump sum payment pursuant to this Section 4.6.1 shall be paid to the Executive on or before the 15th day following Termination.  For purposes of this agreement, all lump sum payments of Base Salary are for Involuntary Terminations only.

The Executive, at the Executive’s sole  discretion, shall have the right to elect to receive the lump sum termination payment on a bi-weekly basis over the remaining Term or up to a period of 36 months following Termination, whichever shall be the longer, as if the Executive remained employed during the remaining term, although the Executive’s employment shall have terminated on the date of Termination.  The bi-weekly termination payment represents the Executive’s Base Salary immediately prior to the Termination divided by the number of bi-weekly payroll periods remaining in the Term, immediately following date of Termination, or 72 bi-weekly payroll periods, whichever shall be the longer.

4.7          Health, Medical, Dental, Disability and Life Insurance.  The Company shall provide to the Executive (i) until the Executive attains 65 years of age, health, medical, dental, and disability insurance benefits (including coverage of the dependents of Executive) comparable to those provided to the executive officers of the Company either as a group or individually as of the date of Termination, and (ii) payment of the insurance premiums on the Policy of Insurance required to be maintained by the Company in accordance with and as provided by Section 4.6, during the remaining and unexpired portion of the Term.

In the event of a Termination of the Executive’s employment as described in 4.6.1, the Company shall provide to the Executive and the Executive shall be entitled to Health, Medical, Dental, Disability, and Life Insurance Benefits during the remaining and unexpired portion of the Term or the 36 months following the Termination, whichever shall be the longer.

5.                                      No Additional Compensation or Benefits; Unsecured Benefits; Withholdings.  Except provided in Sections 3 and 4 or as otherwise determined by the Compensation Committee of the Company’s Board of Directors, the Executive shall not be entitled to any other or further compensation or benefits (including any insurance benefits) from the Company as a result of the services to be performed under and pursuant to this Agreement or otherwise.  In the event of termination of this Agreement, all payments and benefits under this Agreement shall cease effective upon Voluntary Termination or Involuntary Termination of employment under this Agreement.  None of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.  The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

6.                                      Termination Prior to Expiration of Term and Effects of such Termination.

6.1.         Company’s Right of Termination.  Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment under this Agreement at any time prior to the expiration of the Term following 30 days advance written notice for any of the following reasons:

6.1.1       For Cause Termination.  For “cause” upon the determination by the Company’s Board of Directors that “cause” exists for the termination of the employment relationship with the Executive.  As used in this Section 6.1.1, the term “Cause” shall mean

(a) the Executive has been convicted of a felony (which, through lapse of time or otherwise, is not subject to appeal); or

(b) the Executive has willfully refused without proper legal reason to perform the duties and responsibilities required of the Executive under this Agreement which remains uncorrected for 30 days following written notice to the Executive by the Company of such breach; or

(c) the Executive has willfully engaged in conduct that the Executive knows or should know is materially injurious to the Company or any of its subsidiaries.

It is expressly acknowledged and agreed by the parties that the decision of whether Cause exists for termination of the employment relationship with the Executive by the Company is solely with the determination of the Company’s Board of Directors.  If the Executive disagrees with the decision reached by the Company’s Board of Directors, the dispute will be limited to whether the Company’s Board of Directors reached its decision in good faith.

6.1.2       Without Cause Termination.  For any other reason whatsoever, with or without “cause,” in the sole discretion of the Company’s Board of Directors.

6.1.3       Death.  Upon the Executive’s death.

6.1.4       Disability.  Upon the Executive becoming “disabled” so as to entitle the Executive to benefits under the Company’s long-term disability plan.  The term “Disabled” as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Company covering the Executive at such time and is in full force and effect, the definition of permanent disability set forth in such policy.  If no such disability policy is so maintained at such time and is then in full force and effect, the term “Disabled” shall mean the inability of the Executive, as reasonably determined by the Company’s Board of Directors by reason of physical or mental disability to perform the duties required of the Executive under this Agreement for a period of 120 days in any one-year period.  Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability.  Upon such determination, the Company may terminate the Executive’s employment under this Agreement upon 10 days’ prior written notice.  If any determination of the Company with respect to Permanent Disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians.  The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members.  The Executive agrees to be available for and submit to examinations by such physicians as may be directed by the Company.  Failure to submit to any such examination may be treated by the Company as an admission by the Executive of Permanent Disability.

6.1.5       Change of Control. The occurrence of a “Change of Control.”  For purposes of this Agreement, the phrase “Change of Control” shall mean:

(i)  any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors of the Company; or

(ii)  the Board of Directors shall approve a sale of all or substantially all of the assets of the Company; or

(iii) the Board of Directors shall approve any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) or (ii) of this Section 6.1.5.

The termination of the Executive’s employment by the Company prior to the expiration of the Term shall constitute a “Termination for Cause” if made pursuant to Section 6.1.1; the effect of such termination is specified in Section 6.4.  The termination of the Executive’s employment by the Company prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Section 6.1.2 or Section 6.1.5; the effect of such termination is specified in Section 6.5. The effect of the employment relationship being terminated pursuant to Section 6.1.3 as a result of the Executive’s death is specified in Section 6.6. The effect of the employment relationship being terminated pursuant to Section 6.1.4 as a result of the Executive becoming Disabled is specified in Section 6.7.

In the event of a Change of Control, the Executive is obligated to continue employment with the Company for a term of 3 months, immediately following the Change of Control.  The Involuntary Termination becomes effective immediately following the 3-month continued employment term.

6.2          The Executive’s Right of Termination.  Notwithstanding any other provisions of this Agreement, the Executive shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term following 30 days’ advance written notice for any of the following reasons:

6.2.1       Relocation.  The Executive is required by the Company to be permanently relocated to a city more than 50 miles from the Grand Prairie, Texas or is demoted from the position of Chief Executive Officer and President of The Company, within 60 days after such relocation or demotion the Executive provides the Company with a written notice that such relocation or demotion has occurred and that the Executive intends to terminate the employment relationship under this Section 6.2.1, and thereafter such relocation or demotion is not corrected by the Company within 30 days.

6.2.2       The Company’s Breach.  Any material breach by the Company of any material provision of this Agreement that remains uncorrected for 30 days following receipt of written notice of such breach by the Executive to the Company.

6.2.3       The Executive’s Election to Terminate.  For any other reason whatsoever other than pursuant to Section 6.2.1 or 6.2.2, in the sole discretion of the Executive.

6.2.4       Change of Control.  The occurrence of a Change of Control.

The termination of the Executive’s employment by the Executive prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Sections 6.2.1, or 6.2.2 or 6.2.4; the effect of such termination is specified in Section 6.5.  The termination of the Executive’s employment by the Executive prior to the expiration of the Term shall constitute a “Voluntary Termination” if made pursuant to Section 6.2.3; the effect of such termination is specified in Section 6.3.

6.3          The Executive’s Voluntary Termination.  Upon a “Voluntary Termination” of the employment relationship by the Executive prior to expiration of the Term, all future compensation that the Executive is entitled and all future benefits for which the Executive is eligible shall cease and terminate as of the date of termination. The Executive shall be entitled to pro rata salary through the date of such termination, but the Executive shall not be entitled to any Bonus or other incentive compensation not yet paid at the date of such termination.  The effect and consequences of the Executive’s Voluntary Termination under this Agreement shall be independent of the Executive’s rights under any stock option agreement or plan or employee benefit award agreement.

6.4          Termination for Cause.  Upon a “Termination for Cause” of the Executive’s employment relationship by the Company prior to expiration of the Term, all future compensation to which the Executive is entitled and all future benefits for which the Executive is eligible shall cease and terminate as of the date of termination. The Executive shall be entitled to pro rata salary through the date of such termination, but the Executive shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination. Upon termination of the employment relationship for Cause, all of the Executive’s interests under the any stock option agreement or plan or employee benefit award agreement shall be canceled effective as of the date of such termination of employment and the Executive shall not be entitled to any compensation or benefits thereunder from and after the date of such termination of employment.

6.5          Involuntary Termination.  Upon an Involuntary Termination of the employment relationship by either the Company or the Executive prior to expiration of the Term, the Executive shall be entitled, in consideration of the Executive’s continuing obligations under this Agreement after such termination (including, without limitation, the Executive’s non-competition obligations), to receive the compensation and benefits pursuant to and in accordance with Sections 3 and 4.  The Executive shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, subject to the Executive complying with the Executive’s continuing obligations (including non-competition obligations), the amounts due the Executive hereunder shall not be reduced or suspended if the Executive accepts subsequent employment.  The Executive’s rights under this Section 6.5 are the Executive’s sole and exclusive rights against the Company or its affiliates, and the Company’s sole and exclusive liability to the Executive under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship.  The Executive covenants not to sue or lodge any claim, demand, or cause of action against the Company based on Involuntary Termination for any compensation and benefit the Executive shall be entitled to receive pursuant to this Section 6.5.  If the Executive breaches this covenant, the Company shall be entitled to recover from the Executive all sums expended by the Company (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action.  Upon Involuntary Termination of the employment relationship by either the Company or the Executive, the entirety of the Executive’s unvested rights under any stock option agreement or plan or employee benefit award agreement shall vest immediately upon such termination of the employment relationship and the Company shall at that time.

6.6          Termination Caused by Death.  Upon termination of the employment relationship as a result of the Executive’s death, the Executive’s heirs, administrators, or legatees shall be entitled to the Executive’s pro rata salary through the date of such termination, but the Executive’s heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to the Executive at the date of such termination. Upon the Executive’s death, the Executive’s heirs, administrators, or legatees shall be entitled only to the compensation and benefits that the Executive under the terms and conditions of any stock option agreement or plan or employee benefit award agreement that the Executive has at the date of death or as a result of the Executive’s death.

6.7          Termination Caused by Disability.  The Disability of the Executive and termination of the Executive’s employment termination, the Executive shall be entitled to receive the Base Salary plus any bonus compensation earned but not yet paid, less any cash benefits received by the Executive under any disability insurance paid for by the Company and the Executive’s all other rights under this Agreement shall terminate.  Provided, however, during any period from the date of the commencement of period that the Executive is absent from work due to sickness, disability or incapacity and until commencement of the Executive’s receipt of payments of the monthly disability benefits under any disability policy maintained by the Company, the Executive shall continue to be entitled to receive and the Company shall pay and provide to compensation and benefits under and in accordance with Section 3 and 4 during the remaining and unexpired portion of the Term.

6.8          Offsets.  In all cases, the compensation and benefits payable to the Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which the Executive may otherwise be entitled under any and all severance plans and policies of the Company or its affiliates.

7.             Ownership and Protection of Information; Copyrights.

7.1          Access to Proprietary Information.  The Company shall disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets or confidential information of the Company or its affiliates; and/or shall entrust the Executive with business opportunities of the Company or its affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its affiliates.

7.2          Ownership of Information.  All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Executive, individually or in conjunction with others, during the Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company.  Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Company.

7.3          Intellectual Property Development.  If, during the Executive’s employment by the Company, the Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Executive’s business, products, or services, whether such work is created solely by the Executive or jointly with others (whether during business hours or otherwise and whether on the Employer’s premises or otherwise), the Executive shall disclose such work to the Company.  The Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of the Executive’s employment; or, if the work is not prepared by the Executive within the scope of the Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of an audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  If such work relating to the Company’s business is neither prepared by the Executive within the scope of the Executive’s employment nor a work specially ordered and is deemed to be a work made for hire, then the Executive hereby agrees to assign, and by these presents does assign, to the Company all of the Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.  If such work has no relation to the Company’s business, then the title and rights of copyright related thereto will belong to the Executive.

7.4          Non-disclosure.  The Executive acknowledges that the business of the Company and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets that the Company or its affiliates use in their business to obtain a competitive advantage over their competitors.  The Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. The Executive hereby agrees that the Executive will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates, or make any use thereof, except in the carrying out of the Executive’s employment responsibilities under this Agreement; provided, however, that these restrictions shall not apply to (i) such portions of any information treated as confidential information or trade secrets by the Company or its affiliates that in fact become publicly available other than through the action of the Executive, or (ii) such portions of information which, although it was treated as confidential or a trade secret at the time of its creation, is no longer confidential or a trade secret at the time of termination of the Executive’s employment by the Company, and provided further that such restrictions shall not apply to the portions of such information that is or becomes part of the Executive’s general business knowledge or experience. The Company’s affiliates shall be third party beneficiaries of the Executive’s obligations under this Section 8.  As a result of the Executive’s employment by the Company, the Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates.  The Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company has agreed to protect and preserve such third party confidential information and trade secrets.  These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of Company’s employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type).

7.5          Information Re-delivery Upon Termination.  Upon termination of the Executive’s employment with the Company, for any reason, the Executive promptly shall deliver to the Company all written materials, records, videotape, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, and other documents made by, or coming into the possession of, the Executive during the period of the Executive’s employment by the Company that are owned by the Company or its affiliates or which contain or disclose confidential business information or trade secrets of the Company or its affiliates, and all copies thereof.

7.6          Assistance in Protection.  Both during the period of the Executive’s employment by the Company and thereafter, the Executive shall assist the Company and its nominee, at any time, at the Company’s cost, in the protection of the Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

7.7          Remedies.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 7 by the Executive.  After provision of 15 days advance written notice specifying the Company’s basis for belief that the Executive may have violated the provisions of Section 7, and if the Executive fails to remedy such alleged breach within such 15 period of time, the Company shall be entitled to enforce the provisions of this Section 7 by terminating any payments then owing to the Executive under this

Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to other agreements with the Executive.

8.             Non-competition Obligations.

8.1          Access to Proprietary Information.  The Company shall disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets or confidential information of the Company or its affiliates; and/or shall entrust the Executive with business opportunities of the Company or its affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its affiliates.

8.2          Non-disclosure.  As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and confidential information of the Company or its affiliates that will be disclosed or entrusted to the Executive, the business goodwill of the Company or its affiliates that will be developed in the Executive, or the business opportunities that will be disclosed or entrusted to the Executive by the Company or its affiliates; and as an additional incentive for the Executive to enter into this Agreement, the Company and the Executive agree to the non-competition provisions of this Section 8.  The Executive agrees that during the period of the Executive’s non-competition obligations hereunder, the Executive will not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business: (i) engage in any business competitive with the business conducted by the Company; (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company; (iii) induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.  A competitive business is defined as any business that sells or produces a healthcare membership savings card business or distributes its product and/or services through a network marketing strategy.  These non-competition obligations shall extend for so long as the Executive is employed by the Company or, if the employment relationship terminates prior to the expiration of the Term, for a period of three years following termination of the Executive’s employment relationship.

8.3          Remedies.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under this Agreement for the remainder of the Term upon Termination) under this Agreement to justify such restriction.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 8 by the Executive, and the Company shall be entitled to enforce the provisions of this Section 8 by terminating any payments then owing to the Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Executive involved in such breach and remedies available to the Company pursuant to other agreements with the Executive.

8.4          Judicial Modification.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Section 8 to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

9.             Submission to Mediation and Arbitration.  Any “Dispute” that cannot be resolved by the parties shall be submitted to mediation before a mediator selected by the parties.  The parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally.  If the parties are unable to select a mediator within 15 days or if the Dispute is not resolved as a result of the mediation within 60 days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of such controversy or claim.  Any such arbitration shall take place in Dallas, Texas and shall be conducted before three arbitrators.  The parties hereby submit to the jurisdiction of the courts (federal and state) in Dallas, Texas. The arbitrators shall have all the powers of an Texas court of law and equity, including the power to order specific performance of this agreement and the production of relevant and unprivileged documents by one party for any inspection and duplication by the other party prior to any hearing.  Any arbitration decision pursuant to this Section 9 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction.  Costs incurred by the parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys’ fees and arbitration fees) shall be determined by the arbitrators by reference to fault.  Nothing in this Agreement shall limit the right of the parties, before and during such arbitration, to have recourse to such judicial remedies, including preliminary injunction and attachment, as would be available in the absence of this Section 9.  For purposes of this Agreement, the term “Dispute” means any dispute or difference which arises between the parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it).

10.          Miscellaneous.

10.1        Maintenance of Privacy Rights.  The Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, any of its subsidiaries or affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives; or that place the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives.  A violation or threatened violation of this prohibition may be enjoined by court of competent jurisdiction.  The rights afforded the Company and its affiliates under this Section 10.1 are in addition to any and all rights and remedies otherwise afforded by law.

10.2        Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If the Company, to:	Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Attention: Dino Eliopoulos, Chief Financial Officer

If the Executive, to:	[ ]
[ ]
[ ], Texas [ ]

Either party may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

10.3        Applicable Law.  This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of- law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

10.4        Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any term or provision of this Agreement may be waived in writing at any time by a party, if the party is entitled to the benefits thereof.  No such waiver shall, unless explicitly stated, be a continuing waiver.  No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof.  The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement.  Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement.  No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

10.5        Effect of Invalid Provisions.  It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10.6        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Executive’s rights and obligations under Agreement are personal and such rights, benefits, and obligations of the Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

10.7        Entire Agreement.  Except as provided in (1) written company policies promulgated by the Company dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, or (2) any signed written agreements contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to the Executive’s employment relationship with the Company and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between the Company and the Executive. Specifically, but not by way of limitation, the Employment Agreement dated June 8, 2001 between the Company, The Capella  Group, Inc. and the Executive is hereby canceled and the Executive hereby irrevocably waives and renounces all of the Executive’s rights and claims under such June 8, 2001 Employment Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

10.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

10.9        Headings and Captions; Interpretation.  In this Agreement, unless the context otherwise requires, (i) references to Sections are to Sections of this Agreement; (ii) use of any gender includes the other genders; (iii) any reference to a “day” (including within the phrase “Business Day) shall mean a period of 24 hours running from midnight to midnight; (iv) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, modified or supplemented at any time; (v) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings; (vi) reference to an “authorization” includes any authorization, consent, order, approval, resolution, licence, exemption, permission, notarization, recording, filing and registration; (vii) a reference to this “Agreement” or any other agreement or document shall be construed as a reference to it as amended, or modified from time to time; and a reference to “affiliate” or “affiliated”means an entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  The headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, parties have duly executed this Agreement in multiple originals to be effective on the date first stated above.

“Company”		PRECIS, INC.

By:	/s/ DINO ELIOPOULOUS

		Date:	August 1, 2003

“Executive”
/s/ JUDITH H. HENKELS			Judith H. Henkels
Chief Executive Officer and President

		Date:	August 1, 2003